Exhibit 99.0

For Immediate Release	Contact: Gabrielle Shanin
May 4, 2011	(973) 802-7779

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES FIRST QUARTER 2011 RESULTS

Net income of Financial Services Businesses attributable to Prudential Financial, Inc. of $589 million, or $1.20 per Common share.

•	After-tax adjusted operating income for the Financial Services Businesses of $835 million, or $1.69 per Common share; earnings per Common share up 17% from year-ago quarter.

•	Significant items included in current quarter adjusted operating income:

•	Pre-tax benefit of $59 million in Individual Annuities to reduce amortization of deferred policy acquisition and other costs and release reserves for guaranteed death and income benefits.

•	Pre-tax benefit of $153 million in International Insurance’s Gibraltar Life operation from the partial sale of an investment, through a consortium, in China Pacific Group.

•

Pre-tax charges of $47 million in International Insurance’s Gibraltar Life operation for transaction costs and integration costs relating to acquisition of AIG Star Life Insurance Co., Ltd. and AIG Edison Life Insurance Company.

•	Pre-tax charges of $19 million in International Insurance’s Life Planner operations for estimated claims arising from the earthquake and tsunami in Japan in March, 2011.

•	Operational highlights for the first quarter:

•	Individual Annuity record-high gross sales of $6.8 billion, compared to $4.9 billion a year ago; net sales $4.8 billion, compared to $3.2 billion a year ago.

•

Full Service Retirement gross deposits and sales of $4.8 billion and net withdrawals of $79 million, compared to gross deposits and sales of $5.6 billion and net additions of $1.1 billion a year ago. Total Retirement gross deposits and sales of $10.6 billion and net additions of $4.6 billion, compared to gross deposits and sales of $7.5 billion and net additions of $842 million a year ago.

•	Asset Management net institutional additions, excluding money market activity, $5.9 billion compared to $2.0 billion a year ago.

•	Individual Life annualized new business premiums of $65 million, compared to $68 million a year ago.

-more-

Page 2.

•	Group Insurance annualized new business premiums of $500 million, compared to $346 million a year ago.

•	International Insurance constant dollar basis annualized new business premiums of $633 million, including $85 million from acquired Star and Edison operations, compared to $406 million a year ago.

•	Assets under management of $859 billion at March 31, 2011, compared to $784 billion at December 31, 2010.

•

Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses of $3.3 billion at March 31, 2011, compared to $3.1 billion at December 31, 2010; net unrealized gains of $4.6 billion at March 31, 2011 compared to $5.7 billion at December 31, 2010.

•	GAAP book value for Financial Services Businesses, $31.3 billion or $63.50 per Common share at March 31, 2011, compared to $31.0 billion or $63.11 per Common share at December 31, 2010.

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported net income of its Financial Services Businesses attributable to Prudential Financial, Inc. of $589 million ($1.20 per Common share) for the first quarter of 2011, compared to $536 million ($1.15 per Common share) for the year-ago quarter. After-tax adjusted operating income for the Financial Services Businesses was $835 million ($1.69 per Common share) for the first quarter of 2011, compared to $676 million ($1.45 per Common share) for the year-ago quarter. Information regarding adjusted operating income, a non-GAAP measure, is provided below.

The Company acquired AIG Star Life Insurance Co., Ltd. and AIG Edison Life Insurance Company on February 1, 2011. Since Gibraltar Life, inclusive of the acquired businesses, is included in the company’s reported results on a one-month lag basis, results of the Financial Services Businesses include the results for the initial month of operations of Star and Edison from the date of acquisition. Giving effect to the full quarter impact of acquisition financing reflecting debt securities and Common shares issued in late 2010, absorption of transaction and integration costs of approximately 6 cents per share, and results for the initial month of operations, the acquisition resulted in a net charge of approximately 11 cents per Common share within adjusted operating income of the Financial Services Businesses for the first quarter of 2011.

As a result of the Company’s agreement to sell its Global Commodities business, formerly included in the International Investments segment, the results of this business have been classified as

-more-

Page 3.

discontinued operations and excluded from adjusted operating income for all periods presented. In addition, the remaining operations previously reported within the International Investments segment are included, for all periods presented, in “Gibraltar Life and Other operations” within the International Insurance segment.

“We are pleased with our strong first quarter results, driven by solid performance in our U.S. annuities and asset management businesses and our international insurance operations. Our financial strength, market commitment, and attractive value propositions have bolstered our competitive position, especially in the U.S. retirement and international protection and retirement markets, driving strong sales and flows in our businesses. We continue to focus on building high value-added business with favorable return prospects over market cycles by offering innovative solutions in these markets, where we see strong growth potential. In Japan, we’ve strengthened our franchise as a market-leading foreign life insurer with the addition of the Star and Edison businesses in February. We welcome more than three million clients, over 7,000 new Life Advisors, and valued new bank and independent agency distribution partners as we expand our commitment to the Japanese market where we have enjoyed success for more than 20 years based on serving lifetime financial security needs. Our thoughts are with our clients and associates in Japan who continue to deal with the effects of the earthquake and tsunami disaster in March, and we are especially grateful to our dedicated associates who continued to serve our clients and their communities through these tragic events,” said Chairman and Chief Executive Officer John Strangfeld.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions and its Corporate and Other operations.

-more-

Page 4.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $618 million for the first quarter of 2011, compared to $496 million in the year-ago quarter.

The Individual Annuities segment reported adjusted operating income of $292 million in the current quarter, compared to $244 million in the year-ago quarter. Current quarter results benefited $19 million from a net reduction in amortization of deferred policy acquisition and other costs, and $40 million from net reductions in reserves for guaranteed minimum death and income benefits, reflecting an updated estimate of profitability for this business. Results for the year-ago quarter included a net benefit of $74 million from adjustment of these items to reflect an update of estimated profitability. These benefits to results for both the current quarter and the year-ago quarter were largely driven by increases in customer account values during the respective periods. In addition, results for the year-ago quarter included a net benefit of $25 million from refinements based on review and settlement of reinsurance contracts related to acquired business. Excluding the effect of the foregoing items, adjusted operating income for the Individual Annuities segment increased $88 million from the year-ago quarter, primarily reflecting higher asset-based fees due to growth in variable annuity account values.

The Retirement segment reported adjusted operating income of $172 million for the current quarter, compared to $169 million in the year-ago quarter. The benefit to current quarter results from higher fees associated with growth in retirement account values was largely offset by higher expenses.

The Asset Management segment reported adjusted operating income of $154 million for the current quarter, compared to $83 million in the year-ago quarter. The increase came primarily from more favorable results from commercial mortgage activities. Net gains on sales of foreclosed properties more than offset modest net credit and valuation charges in the current quarter, while results for the year-ago quarter included net credit and valuation charges of approximately $30 million. The remainder of the improvement in results came mainly from higher asset management fees reflecting growth in assets under management.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $136 million for the first quarter of 2011, compared to $144 million in the year-ago quarter.

-more-

Page 5.

The Individual Life segment reported adjusted operating income of $96 million for the current quarter, compared to $91 million in the year-ago quarter. The increase reflected improved mortality experience in comparison to the year-ago quarter.

The Group Insurance segment reported adjusted operating income of $40 million in the current quarter, compared to $53 million in the year-ago quarter. Current quarter results reflect less favorable group disability claims experience than that of the year-ago quarter.

The International Insurance segment reported adjusted operating income of $672 million for the first quarter of 2011, compared to $491 million in the year-ago quarter.

Adjusted operating income of the segment’s Life Planner insurance operations was $330 million for the current quarter, compared to $327 million in the year-ago quarter. Current quarter results include a charge of $19 million reflecting the estimated impact of claims associated with the March 2011 earthquake and tsunami disaster in Japan. Excluding this charge, adjusted operating income increased $22 million from the year-ago quarter, reflecting continued business growth.

The segment’s Gibraltar Life and Other operations reported adjusted operating income of $342 million for the current quarter, compared to $164 million in the year-ago quarter. Current quarter results include a benefit of $153 million from the partial sale of an investment, through a consortium, in China Pacific Group. In addition, results for the current quarter reflect absorption of $39 million of transaction costs and $8 million of integration costs related to the acquisition of Star and Edison. Excluding these items, adjusted operating income increased $72 million from the year-ago quarter, including an estimated contribution of $34 million from the initial month of operations of the Star and Edison businesses. The remainder of the increase came primarily from a greater contribution from investment results reflecting growth in fixed annuity balances, and from business growth reflecting expanding bank channel sales of protection life insurance products. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had a favorable impact of $6 million on results for the international insurance businesses in comparison to the year-ago quarter, entirely within Gibraltar Life.

Since Gibraltar Life, inclusive of the acquired Star and Edison businesses, is included in the Company’s reported results on a one-month lag basis, its current quarter results do not reflect the impact of the March 2011 earthquake and tsunami disaster in Japan. The estimated charge associated

-more-

Page 6.

with claims arising from the disaster to be included in second quarter 2011 results is approximately $55 million.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $272 million in the first quarter of 2011, compared to a loss of $210 million in the year-ago quarter. The increased loss reflected a higher level of expenses in the current quarter than the year-ago quarter as well as higher interest expense on capital debt, reflecting debt securities issued in late 2010 with net proceeds of $1 billion applied toward financing of the acquisition of Star and Edison. The Company’s real estate and relocation business reported losses of $10 million in the current quarter and $7 million in the year-ago quarter.

Assets under management amounted to $859 billion at March 31, 2011, compared to $784 billion at December 31, 2010 and $693 billion a year earlier.

Net income of the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $589 million for the first quarter of 2011, compared to $536 million in the year-ago quarter.

Current quarter net income includes $360 million of pre-tax net realized investment losses and related charges and adjustments. Net realized investment losses for the current quarter include net decreases in market value of derivatives primarily related to the Company’s investment duration management and foreign currency hedging programs driven by changes in interest rates and foreign currency exchange rates, and other changes in value related to foreign currency exchange rates, amounting to $364 million. Losses from impairments and sales of credit-impaired investments amounted to $96 million. These losses were partially offset by net gains of $47 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products, as well as mark-to-market of derivatives under a capital hedge program, and by net gains from general portfolio activities.

At March 31, 2011, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $3.327 billion, including $2.577 billion on high and highest quality securities based on NAIC or equivalent ratings. Gross unrealized losses include $762 million related to asset-backed securities collateralized by sub-prime mortgages. Gross unrealized

-more-

Page 7.

losses on general account fixed maturity investments of the Financial Services Businesses at March 31, 2011 include $1.659 billion of declines in value of 20% or more of amortized cost. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $3.100 billion at December 31, 2010. Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses amounted to $4.618 billion at March 31, 2011, compared to $5.726 billion at December 31, 2010.

Net income for the current quarter also reflects pre-tax decreases of $17 million in recorded asset values and $34 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. Net income for the current quarter also includes $1 million of pre-tax losses from divested businesses.

Net income of the Financial Services Businesses for the year-ago quarter included $60 million of pre-tax net realized investment losses and related charges and adjustments, increases of $252 million in recorded assets and $320 million in recorded liabilities for which changes in value are expected to ultimately accrue to contractholders, and pre-tax losses of $7 million from divested businesses, in each case before income taxes.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported income from continuing operations before income taxes of $27 million for the first quarter of 2011, compared to $259 million for the year-ago quarter. Current quarter results include pre-tax net realized investment gains of $30 million, compared to $274 million in the year-ago quarter.

The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $19 million for the first quarter of 2011 and $161 million for the year-ago quarter.

-more-

Page 8.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income attributable to Prudential Financial, Inc. of $608 million for the first quarter of 2011 compared to $697 million for the year-ago quarter.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies we do implement, with regard to variable annuity or other product guarantees; (5) any inability to access our credit facilities; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for

-more-

Page 9.

other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, valuation of business acquired or goodwill; (9) changes in assumptions for retirement expense; (10) changes in our financial strength or credit ratings; (11) statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX and Guideline AXXX; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions, including risks associated with the acquisition of certain insurance operations of American International Group, Inc. in Japan; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in statutory or U.S. GAAP accounting principles, practices or policies; (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions; and (27) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as

-more-

Page 10.

adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important

-more-

Page 11.

to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2010, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, May 5, 2011 at 11 a.m. ET, to discuss with the investment community the Company’s first quarter results. The conference call will be broadcast live over the Company’s Investor Relations Web site at: www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through May 20. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on May 5, through May 12, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 194706.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $859 billion of assets under management as of March 31, 2011, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended March 31
	2011	2010
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$4,830	$3,531
Policy charges and fee income	982	860
Net investment income	2,305	2,073
Asset management fees, commissions and other income	1,084	724

Total revenues	9,201	7,188

Benefits and expenses:
Insurance and annuity benefits	4,651	3,431
Interest credited to policyholders’ account balances	829	846
Interest expense	279	251
Other expenses	2,288	1,739

Total benefits and expenses	8,047	6,267

Adjusted operating income before income taxes	1,154	921
Income taxes, applicable to adjusted operating income	319	245

Financial Services Businesses after-tax adjusted operating income (1)	835	676

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(360)	(60)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(17)	252
Change in experience-rated contractholder liabilities due to asset value changes	34	(320)
Divested businesses	(1)	(7)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(133)	(36)

Total reconciling items, before income taxes	(477)	(171)
Income taxes, not applicable to adjusted operating income	(137)	8

Total reconciling items, after income taxes	(340)	(179)

Income from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	495	497
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	80	36

Income from continuing operations attributable to Prudential Financial, Inc.	575	533
Earnings attributable to noncontrolling interests	25	(26)

Income from continuing operations (after-tax) of Financial Services Businesses	600	507
Income from discontinued operations, net of taxes	14	3

Net income of Financial Services Businesses	614	510
Less: Income (loss) attributable to noncontrolling interests	25	(26)

Net income of Financial Services Businesses attributable to Prudential Financial, Inc.	$589	$536

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended March 31
	2011	2010
Earnings per share of Common Stock (diluted) (2):

Financial Services Businesses after-tax adjusted operating income	$1.69	$1.45
Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(0.73)	(0.13)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(0.03)	0.53
Change in experience-rated contractholder liabilities due to asset value changes	0.07	(0.68)
Divested businesses	—	(0.01)
Difference in earnings allocated to participating unvested share-based payment awards	0.01	—

Total reconciling items, before income taxes	(0.68)	(0.29)
Income taxes, not applicable to adjusted operating income	(0.16)	0.01

Total reconciling items, after income taxes	(0.52)	(0.30)

Income from continuing operations (after-tax) of Financial Services Businesses attributable to Prudential Financial, Inc.	1.17	1.15
Income from discontinued operations, net of taxes	0.03	—

Net income of Financial Services Businesses attributable to Prudential Financial, Inc.	$1.20	$1.15

Weighted average number of outstanding Common shares (basic)	484.9	463.0

Weighted average number of outstanding Common shares (diluted)	493.9	471.5

Direct equity adjustment for earnings per share calculation (2)	$9	$10
Earnings related to interest, net of tax, on exchangeable surplus notes	$4	$4
Earnings allocated to participating unvested share-based payment awards for earnings per share calculation
Financial Services Businesses after-tax adjusted operating income	$11	$8
Income from continuing operations (after-tax) of Financial Services Businesses	$8	$7
Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$31,300	$25,721
Per share of Common Stock - diluted	63.50	54.63
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$30,055	$25,961
Per share of Common Stock - diluted	60.98	55.14
Number of diluted shares at end of period	492.9	470.8

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$292	$244
Retirement	172	169
Asset Management	154	83

Total U.S. Retirement Solutions and Investment Management Division	618	496

Individual Life	96	91
Group Insurance	40	53

Total U.S. Individual Life and Group Insurance Division	136	144

International Insurance	672	491

Total International Insurance Division	672	491

Corporate and Other operations	(272)	(210)

Financial Services Businesses adjusted operating income before income taxes	1,154	921

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(360)	(60)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(17)	252
Change in experience-rated contractholder liabilities due to asset value changes	34	(320)
Divested businesses	(1)	(7)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(133)	(36)

Total reconciling items, before income taxes	(477)	(171)

Income from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$677	$750

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended March 31
	2011	2010
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$6,833	$4,897

Net sales	$4,818	$3,179

Total account value at end of period	$113,810	$89,118

Retirement Segment:
Full Service:
Deposits and sales	$4,848	$5,605

Net additions (withdrawals)	$(79)	$1,105

Total account value at end of period	$145,977	$131,147

Institutional Investment Products:
Gross additions	$5,785	$1,876

Net additions (withdrawals)	$4,657	$(263)

Total account value at end of period	$68,892	$52,768

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$246.2	$193.3
Retail customers	108.8	89.0
General account	213.8	189.8

Total Investment Management and Advisory Services	$568.8	$472.1

Institutional Assets Under Management (in billions):
Gross additions, other than money market	$12.4	$7.7

Net additions, other than money market	$5.9	$2.0

Retail Assets Under Management (in billions):
Gross additions, other than money market	$6.1	$4.8

Net additions, other than money market	$2.0	$1.1

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (3):
Variable life	$7	$5
Universal life	23	20
Term life	35	43

Total	$65	$68

Group Insurance Annualized New Business Premiums (3):
Group life	$392	$257
Group disability	108	89

Total	$500	$346

International Insurance Division:

International Insurance Annualized New Business Premiums (3) (4):
Actual exchange rate basis	$680	$411

Constant exchange rate basis:	$633	$406

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended March 31
	2011	2010
Closed Block Business Data:
Income Statement Data:
Revenues	$1,547	$1,792
Benefits and expenses	1,520	1,533

Income from continuing operations before income taxes	27	259
Income taxes	8	98

Closed Block Business income from continuing operations	19	161
Income from discontinued operations, net of taxes	—	—

Closed Block Business net income	19	161
Less: Income attributable to noncontrolling interests	—	—

Closed Block Business net income attributable to Prudential Financial, Inc.	$19	$161

Direct equity adjustment for earnings per share calculation (2)	(9)	(10)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income	$10	$151

Income from continuing operations per share of Class B Stock	$5.00	$75.50
Income from discontinued operations, net of taxes per share of Class B Stock	—	—

Net income per share of Class B Stock	$5.00	$75.50

Weighted average diluted shares outstanding during period	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,396	$1,279
Per Share of Class B Stock	698.00	639.50
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$1,347	$1,058
Per Share of Class B Stock	673.50	529.00
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$10,186	$9,247
Benefits and expenses	9,482	8,238

Income from continuing operations before income taxes and equity in earnings of operating joint ventures	704	1,009
Income tax expense	190	351

Income from continuing operations before equity in earnings of operating joint ventures	514	658
Equity in earnings of operating joint ventures, net of taxes	105	10

Income from continuing operations	619	668
Income from discontinued operations, net of taxes	14	3

Consolidated net income	633	671
Less: Income (loss) attributable to noncontrolling interests	25	(26)

Net income attributable to Prudential Financial, Inc.	$608	$697

Net income attributable to Prudential Financial, Inc.:
Financial Services Businesses	$589	$536
Closed Block Business	19	161

Consolidated net income attributable to Prudential Financial, Inc.	$608	$697

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$599.0	$491.9
Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$568.8	$472.1
Non-proprietary assets under management	161.7	126.8

Total managed by U.S. Retirement Solutions and Investment Management Division	730.5	598.9
Managed by U.S. Individual Life and Group Insurance Division	13.3	13.1
Managed by International Insurance Division	114.7	81.3

Total assets under management	858.5	693.3
Client assets under administration	86.6	78.2

Total assets under management and administration	$945.1	$771.5

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Group disability amounts include long-term care and dental products. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(4)	Actual amounts reflect the impact of currency fluctuations. Foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 92 per U.S. dollar; Korean won 1190 per U.S. dollar. U.S. denominated activity is included based on the amounts as transacted in U.S. dollars.